UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ZALE CORPORATION
(Name of Registrant as Specified in Its Charter)

TIG ADVISORS, LLC TFI PARTNERS, LLC TIG ARBITRAGE ASSOCIATES MASTER FUND, L.P. TIG ARBITRAGE ENHANCED MASTER FUND, L.P. CARL TIEDEMANN MICHAEL TIEDEMANN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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TIG Advisors, LLC, together with the other participants named herein (the “TIG Advisors Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes against the Agreement and Plan of Merger, dated as of February 19, 2014, by and among Zale Corporation, a Delaware corporation (the “Company”), Signet Jewelers Limited, a Bermuda corporation ("Signet") and Carat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Signet and certain related proposals, at a special meeting of stockholders of the Company scheduled to be held on May 29, 2014 (the “Special Meeting”).

On May 23, 2014, the TIG Advisors Group issued the following press release:

TIG Advisors Disagrees with ISS Recommendation to Zale Shareholders

•	ISS fails to recognize standalone value of Zale, and ignores numerous conflicts of interest identified by TIG Advisors

•	Zale merger with Signet represents an inequitable distribution of value

NEW YORK, May 23, 2014 --TIG Advisors, LLC (“TIG Advisors” and together with its affiliates the “TIG Advisors Group” or “we”) a stockholder of Zale Corporation (NYSE:ZLC) (“Zale” or the “Company”), owning approximately 9.5% of its outstanding shares of common stock, today responded to Institutional Shareholder Services (“ISS”) recommendation to Zale stockholders in respect of the proposed merger with Signet Jewelers Limited (NYSE:SIG) (“Signet”) for $21 per share in cash.

TIG Advisors filed a presentation with the SEC today that details its concerns with ISS’ analysis and conclusions.

“We disagree with many of ISS’ fundamental assumptions and calculations in arriving at a value for Zale. ISS has unilaterally chosen to discount Zale Management’s downside case in arriving at a pre-announcement standalone value for Zale. ISS makes a mathematical error in calculating the implied share price. Using its own arguments but correcting its mathematical mistake, ISS should have concluded that Zale’s standalone price is ~$21.76, not the $15.60 that ISS claims. We believe this error is a major flaw that leads directly to ISS’ incorrect recommendation,” said Drew Figdor, Portfolio Manager.

“Our communications with shareholders show that the investor sentiment is at odds with ISS’ recommendation, and we expect that institutional shareholders, acting as fiduciaries, will form their own independent opinions about the proposed merger. ISS chose an incomplete and inappropriate set of precedent transactions, omitting two recent jewelry retailer transactions and including instead apparel deals, the sale of a chain of candle stores and a retailer of video games.”

“ISS also ignored the raft of conflicts we identified in the deal negotiation process, including the role of Golden Gate Capital, and BofA, which in our view substantially taint the outcome of the process. ISS also failed to address the dated nature of Management’s projections. As we have demonstrated, the proposed merger with Signet represents an inequitable distribution of value. We call on all of our fellow stockholders to join us in voting AGAINST the merger.”

TIG Advisors believes that ISS’ analysis was flawed in a number of material respects including:

•
ISS discounted Management’s alternative downside EBITDA forecast by an additional 10% to arrive at a $15.60 implied pre-announcement value for Zale shares. In fact, using ISS’ stated inputs, TIG Advisors calculated a pre-announcement value of $21.76 for Zale shares – a 39% variance from ISS’ calculations.

•
In calculating the split of the synergies shared between Zale and Signet, ISS creates their own Discounted Cash Flow analysis. ISS claims to use a Working Average Cost of Capital (“WACC”) based on the fairness opinion rendered by BofA. Unfortunately, ISS uses a WACC ranging from 12-16% but the fairness opinion actually uses a WACC ranging from 11-13% when analyzing Zale’s prospective cash flows. It appears to us that ISS made a mistake and used the estimated cost of equity that BofA had used, not the WACC. We believe the market will value deal synergies at or below Signet’s WACC.

•
TIG Advisors strongly disagrees with ISS’ contention that Zale’s shareholders are capturing a substantial portion of the deal synergies. TIG Advisors believes that there are $220 million of EBITDA of potential margin improvement and synergies available through the merger, or approximately $2.75 of incremental EBITDA per Signet share. With Signet trading at approximately 9.5x 2016 EBITDA estimates, that translates to approximately $26.00 in potential share price appreciation. We continue to believe the sustained value accretion in Signet stock since the announcement of the Zale merger is attributable to the unrecognized value in Zale and the potential synergies created by the proposed merger. The $21 per share offer represents an inequitable distribution of value.

•
ISS relies on precedent transactions for retailers outside of the jewelry sector including apparel, electronics and a seller of scented candles – but curiously omitted recent jewelry deals including the sale of Harry Winston to Swatch in 2013 for 24x and the sale of Bulgari to LVMH in 2011 for 27x.

•
ISS fails to adequately recognize the potential upside available to Zale shareholders as a result of the turnaround underway. ISS admits in its report that “LTM performance may well be a poor indicator of where the company is truly headed. Investors who rely on trailing valuation metrics alone, or even principally, risk significant truncation of value.”

•	ISS appears to have ignored the numerous potential conflicts on the part of Golden Gate Capital and BofA in the negotiation process that TIG Advisors had voiced concerns about.

Right Deal – Wrong Price

TIG Advisors believes the current offer to Zale shareholders of $21 per share in cash is below the standalone value of Zale, and does not account for the potential synergies or upside potential of the combined company. Since the deal was announced, Signet shareholders have enjoyed approximately $1.4 billion of value accretion, an amount 5x the $286 million deal premium paid to Zale stockholders.

TIG Advisors has launched this action to protect the interests of all Zale stockholders. We urge you to join us in voting the enclosed BLUE proxy card by internet, telephone or mail AGAINST the approval of the Merger Agreement and related compensation proposals at the Special Meeting. Alternatively, you may use management’s white proxy card to vote AGAINST the proposals.

Even if you have previously deposited a management white proxy card in support of the proposals, you can still change your vote by voting your BLUE proxy AGAINST the merger.

If you have any questions or require assistance in voting your proxy, we encourage you to contact Charlie Koons 212-929-5708 or Larry Dennedy 212-929-5239 at MacKenzie Partners.

About TIG Advisors

TIG Advisors, LLC ("TIG") is an SEC registered investment adviser. Founded in 1980, the firm is engaged in the active management of alternative investment funds and their underlying businesses. The company seeks to partner with experienced and talented portfolio managers that it believes have proven and repeatable investment processes. The firm strives to provide a platform for managers to preserve the culture, philosophy, and research capability that is distinct to their investment discipline, while also drawing on the institutional infrastructure of TIG.

Contacts

Investor Contact
MacKenzie Partners, Inc.
Charlie Koons, 212-929-5708
ckoons@mackenziepartners.com
or
Larry Dennedy, 212-929-5239
ldennedy@mackenziepartners.com

Media Contact
Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com